Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion together with “Selected Historical Consolidated Financial and Operating Data,” and the historical financial statements and related notes included in our Form 8-K filed October 30, 2012. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” included in our Registration Statement on Form S-1/A filed May 6, 2012, as supplemented by the risk factors included in our Quarterly Report on Form 10-Q for the twelve weeks ended June 18, 2012, and “Forward-Looking Statements” included in our Form 8-K filed October 30, 2012. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Our fiscal year ends on the Monday nearest to December 31 of each year. Fiscal years 2011 and 2009 were 52-week years, while fiscal year 2010 was a 53-week year. References to fiscal years 2011, 2010 and 2009 are references to fiscal years ended January 2, 2012, January 3, 2011 and December 28, 2009 respectively. The first three quarters of our fiscal year consist of 12 weeks and our fourth quarter consists of 16 weeks for 52-week fiscal years and 17 weeks for 53-week fiscal years.

Overview

Ignite Restaurant Group, Inc. operates two restaurant businesses, Joe’s Crab Shack and Brick House Tavern+Tap. Each of our restaurant businesses offers a variety of high-quality food in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern+Tap operate in a diverse set of markets across the United States. As of March 26, 2012, we owned and operated 122 Joe’s Crab Shack and 16 Brick House restaurants in 31 states.

Joe’s Crab Shack is an established, national chain of casual seafood restaurants. Joe’s serves a variety of high-quality seafood items, with an emphasis on crab. Joe’s is a high-energy, family-friendly restaurant that encourages guests to “roll up your sleeves and crack into some crab.”

Brick House Tavern+Tap is a casual restaurant business that provides guests a differentiated “gastro pub” experience by offering a distinctive blend of menu items in a polished setting. Brick House seeks to strike a balance between providing guests with an elevated experience while also appealing to “every-man, every-day.”

Since our acquisition from Landry’s Restaurants, Inc. in 2006, we have implemented several initiatives that we believe have favorably impacted our performance at Joe’s Crab Shack. These factors include improving our executive leadership team as well as management in our restaurants, expanding our marketing program from spot network to national cable advertising, innovating Joe’s menu to increase our sales of crab related items and improving operational execution and efficiency. As a result of these initiatives, we have experienced 15 consecutive fiscal quarters of positive comparable restaurant sales growth and improved our financial results. We believe the initiatives undertaken at Joe’s have also repositioned the brand as a market leading casual seafood restaurant.

While executing these initiatives at Joe’s, we also developed and successfully launched a new restaurant brand, Brick House Tavern+Tap. With the addition of the Brick House brand, on July 7, 2009, we officially changed our name to Ignite Restaurant Group, Inc. The first two Brick House locations were opened in 2008 by converting former Joe’s locations into Brick House locations. Based on the results of these two locations, we began opening Brick House locations as new restaurants. Brick House has since grown to 16 restaurants operating in 9 states, but remains a relatively small part of our business when compared to our Joe’s Crab Shack brand. As of March 26, 2012, only five Brick House restaurants were open for at least 104 weeks, qualifying them for inclusion in our comparable restaurant base. For fiscal year 2011 and for the twelve weeks ended March 26, 2012, revenues from our Brick House brand were only 12% and 10%, respectively, of our total revenues. We expect that our new restaurant growth will continue to be substantially weighted towards new Joe’s Crab Shack restaurants for the foreseeable future, which will decrease the proportion of total revenues attributable to Brick House Tavern+Tap. We are currently in the process of integrating key insights into our Brick House concept and new restaurant rollout plans. As part of this brand optimization process, during the fourth quarter of 2011, we made certain modifications to the style and experience of our Brick House restaurants to appeal to a broader guest base, including menu modifications and the change from an all-female service staff to a more traditional service model.

Restatement

We initiated and completed an internal assessment of our lease accounting policies and the review of our historical accounting for fixed assets and related depreciation and certain other accounting areas. Accordingly, we have restated our previously issued financial statements as of January 3, 2011 and January 2, 2012 and for the years ended December 28, 2009, January 3, 2011 and January 2, 2012 and as of March 26, 2012 and for the twelve week periods ended March 28, 2011 and March 26, 2012. The restatement also includes the correction of errors in fiscal years prior to fiscal year 2009 and accordingly we recognized a cumulative adjustment to beginning retained earnings as of December 29, 2008. We have also provided supplemental financial data for fiscal years prior to fiscal year 2009.

Lease Accounting

When accounting for leases that included stated fixed rent increases, we historically recognized rent expense on a straight line basis over the current lease term with the term primarily commencing when actual rent payments began. Additionally, we did not record straight line rent on leases which contained CPI adjustments that also were subject to stated minimum rent increases. Following an internal assessment, we deemed it necessary to correct errors related to its accounting treatment of certain leases. We have corrected the treatment of these leases to recognize rent expense on a straight line basis over the effective lease term, including cancelable option periods where failure to exercise the options would result in an economic penalty. The effective lease term commences on the date when we establish effective control over the property. Furthermore, we now calculates straight line rent on properties with CPI adjustments that are subject to a stated minimum required rent increase. The changes to the recognition of rent expense are timing in nature and do not change the total cash payments or aggregate rent expense over the effective life of the lease term. The total amount of the increases to historical rent expense will be offset by the same aggregate amount of the adjustments in the form of lower rent expense in the future years of the effective lives of the impacted leases.

The lease accounting errors date back to 2006, the year of our origination. The aggregate effect of the lease accounting related restatement items from 2006 (inception) through the first quarter of 2012 is a $3.6 million reduction in income before income taxes. The non-cash charges impact deferred rent expense, which is primarily included in occupancy expenses, and pre-opening expense (the deferred rent portion only). The cumulative impact of these expenses from 2006 through 2008 is a reduction of income before income taxes of $244 thousand. The impact is higher from 2010 through the first quarter of 2012, when the Company opened 24 new or converted units. The lease accounting restatement adjustments reduce income before income taxes by $328 thousand in 2009, $1.1 million in 2010, $1.3 million in 2011 and $547 thousand in the first quarter of 2012. The increases in deferred rent expense and preopening expense resulted in a corresponding increase in deferred rent liability.

The lease accounting related restatement items do not impact our historical cash flows, revenues or comparable restaurant sales. Additionally, these lease accounting restatement items do not impact historical restaurant-level profit or Adjusted EBITDA.

Fixed Asset Review

Also as a follow-up to the lease accounting review, we undertook a detailed review of our historical accounting for fixed assets and related depreciation expense, including a review of fixed asset additions from our inception, a restaurant-level inventory of fixed assets at all 144 restaurant locations, a detailed roll-forward of fixed assets to identify appropriate disposals, a reassessment of useful lives for all assets and the recalculation of depreciation as necessary. As a result, we deemed it necessary to correct our accounting related to fixed asset capitalization, useful lives and disposals, including demolition expenses in certain locations unrelated to new store development.

Capitalization. During the review we identified that we had incorrectly capitalized certain asset additions rather than expensing them as repairs and maintenance. Through an extensive review and reassessment of fixed asset additions from 2006 through the first quarter of 2012, we identified items that were incorrectly capitalized and expensed them as repairs and maintenance to the appropriate period and corrected the associated asset balance, historical depreciation expense and accumulated depreciation.

Lease lives. Additionally, during the review of asset additions and the initial work performed around the proper determination of effective lease lives, we identified that we had not consistently considered the impact of the economic life or the effective lease term on the depreciable life of certain assets. As a result, we have reassessed the depreciable lives of our assets, made changes where necessary and recalculated depreciation accordingly.

Disposals. Finally, during the course of the fixed asset review, we concluded that we had not appropriately recognized loss on disposal for the undepreciated balance of assets that had been disposed or for existing store demolition costs not related to new store development, including remodels or catastrophic loss (a portion of which is recognized as reduction of gain on insurance settlements). We also determined that we had not removed certain assets and the related accumulated depreciation from the balance sheet upon disposal. Through an extensive asset roll-forward process, we identified the items that were retired through replacement, sale, or demolition, recognized the loss on disposal in the appropriate period and corrected the associated asset balance, historical depreciation expense and accumulated depreciation.

The aggregate effect of the related fixed asset accounting restatement items from 2006 through the first quarter of 2012 is a $6.0 million reduction in income before income taxes. These charges include increases in the loss on disposal of assets and other operating expenses and reductions in depreciation expense on our statements of operations and reductions of property and equipment, net and accumulated depreciation on our balance sheet. By year, the fixed asset accounting restatement adjustments reduce income before income taxes by a cumulative amount of $3.4 million from 2006 through 2008, $293 thousand in 2009, $1.0 million in 2010, and $1.1 million in 2011, and $198 thousand in the first quarter of fiscal year 2012.

The total fixed asset restatement adjustments discussed above include a loss on disposal related to a sale-leaseback transaction completed in 2008. During the course of the fixed asset review, we determined that we had understated the loss on the sale-leaseback in 2008 by $870 thousand. The correction also resulted in a reduction of property and equipment, net and accumulated depreciation. We also determined that we incorrectly accounted for certain deferred costs associated with the sale-leaseback transaction. The correction resulted in a reduction of other long-term assets and accumulated depreciation in 2008 and an associated $150 thousand reduction to amortization expense from the date of the transaction through the first quarter of 2012.

Other Items

In conjunction with the lease accounting and fixed asset accounting review, we undertook a broader review of our existing accounting policies and concluded it was necessary to make additional adjustments to our historical financial statements.

Advertising production costs. We incorrectly recognized production costs related to television commercials in 2011 and 2012 over the time the commercials had run as opposed to expensing them when the commercials first aired. The correction to reflect this change resulted in inter-quarter adjustments within 2011 and $275 thousand of additional other operating expense in the first quarter of 2012, but will have no effect on total expenses for the full year in either annual period. Going forward, our policy is to expense advertising media costs as incurred, while production costs will be expensed in the period the advertising first takes place.

Vacation accrual. We determined that we had not appropriately recognized an accrual for earned but unpaid vacation in 2011. The correction to reflect this change resulted in a $166 thousand increase in labor and benefits and general and administrative expense in the first quarter of 2011, but will have no effect on total expense for the full year.

Liquor licenses. Historically we had capitalized the purchase of transferable liquor licenses for certain restaurant properties and shown the use of cash as a component of operating activities in the consolidated statement of cash flows. During the accounting review we determined that this would more appropriately be classified as a use of cash from investing activities. This amounted to an increase in net cash provided by operating activities of $465 thousand and $222 thousand in 2009 and 2011, respectively, with a corresponding increase in net cash used in investing activities. This reclassification has no impact on the consolidated balance sheet or the consolidated statement of operations.

Professional fees. As previously reported, we will also adjust $175 thousand of general and administrative expense from the first quarter of 2012 into 2011. The error correction relates to professional fees for quarterly reviews completed by our independent registered public accounting firm in 2011 that were previously recorded in the first quarter of 2012. This adjustment will have the effect of decreasing net income and Adjusted EBITDA in fiscal year 2011 and increasing both measures in the first quarter of 2012.

Income tax provision. We identified errors in our accounting for uncertain tax positions which dated back to the beginning of fiscal year 2009.  We performed a comprehensive recalculation of our uncertain tax positions to ensure that the appropriate amounts were recognized in each period.  This correction resulted in an increase in income tax expense and other long-term liabilities of $252 thousand in 2009, $280 thousand in 2010 and $43 thousand in 2011.  This correction also resulted in an increase in income tax expense and other long-term liabilities of $67 thousand and $47 thousand in the first quarter of 2011 and 2012, respectively.  We also identified errors in the accounting related to the changes in the valuation allowance recorded on our net deferred tax assets during the fiscal quarters of 2011. Prior to the fourth quarter of 2011, we maintained a full valuation allowance.  We did not appropriately account for changes to the valuation allowance in quarterly periods prior to that time.  The correction in the accounting for the valuation allowance resulted in a $106 thousand decrease to income tax expense and a corresponding increase in deferred tax assets in the first quarter of 2011, but had no effect on income tax expense (benefit) for the full year.

Income tax effect of restatement adjustments. The restatement adjustments were analyzed to determine which amounts had a corresponding impact on our income tax expense and the result is reflected as the income tax effect of restatement adjustments.

In summary, the aggregate effect of the combined adjustments and related tax effects from 2006 (inception) through the first quarter of 2012 reduces our pre-tax income by $9.7 million and our net income by $6.4 million. Over the same period, the pre-tax impact of the restatements reduces our Adjusted EBITDA by $4.4 million and our restaurant-level profit by $3.6 million. The adjustments do not impact our revenues, comparable restaurant sales or free cash flows.

The impacts of these restatements on our Statements of Operations, Adjusted EBITDA and restaurant-level profit are summarized below (in thousands, except per share amounts):

	Fiscal Year Ended					Twelve Weeks Ended
	December 31, 2007	December 29, 2008	December 28, 2009	January 3, 2011 (1)	January 2, 2012	March 28, 2011 (1)	March 26, 2012
Income from operations
As reported	$6,620	$2,538	$12,800	$16,152	$19,429	$4,180	$5,366
Adjustments:
Depreciation expense	139	196	423	217	15	17	(20)
Repairs and maintenance expense	(1,202)	(718)	(489)	(426)	(634)	(176)	(89)
Loss on disposal of property and equipment	(633)	(1,168)	(227)	(445)	(474)	(149)	(89)
Deferred rent	(163)	(81)	(328)	(1,136)	(1,337)	(279)	(547)
Other	—	24	42	38	(138)	(377)	(91)
Net adjustment to income from operations	(1,859)	(1,747)	(579)	(1,752)	(2,568)	(964)	(836)
As restated	$4,761	$791	$12,221	$14,400	$16,861	$3,216	$4,530

Net income (loss)
As reported	$(3,997)	$(3,211)	$9,870	$11,848	$11,253	$1,158	$2,491
Adjustments:
Net adjustment to income from operations	(1,859)	(1,747)	(579)	(1,752)	(2,568)	(964)	(836)
Gain on insurance settlements	—	—	—	(355)	—	—	—
Adjustment to income before income taxes	(1,859)	(1,747)	(579)	(2,107)	(2,568)	(964)	(836)
Income tax effect of restatement adjustments	—	—	—	241	3,421	311	277
Income tax error adjustments	—	—	(252)	(280)	(43)	39	(47)
Net adjustment to net income (loss)	(1,859)	(1,747)	(831)	(2,146)	810	(614)	(606)
As restated	$(5,856)	$(4,958)	$9,039	$9,702	$12,063	$544	$1,885

Net income (loss) per share
As reported	$(0.21)	$(0.17)	$0.51	$0.62	$0.59	$0.06	$0.13
Adjustments	(0.10)	(0.09)	(0.04)	(0.11)	0.04	(0.03)	(0.03)
As restated	$(0.31)	$(0.26)	$0.47	$0.51	$0.63	$0.03	$0.10

Adjusted EBITDA
As reported	$23,325	$20,314	$30,276	$39,910	$44,105	$9,111	$11,116
Adjustments:
Repairs and maintenance expense	(1,202)	(718)	(489)	(426)	(634)	(176)	(89)
Non-development demolition costs	(354)	(79)	(1)	(132)	(26)	(12)	—
Other	—	—	—	—	(175)	(386)	(100)
Net adjustment to Adjusted EBITDA	(1,556)	(797)	(490)	(558)	(835)	(574)	(189)
As restated	$21,769	$19,517	$29,786	$39,352	$43,270	$8,537	$10,927

Restaurant-level profit
As reported	$36,180	$34,315	$47,726	$58,730	$64,733	$14,063	$17,112
Adjustments:
Repairs and maintenance expense	(1,050)	(690)	(466)	(419)	(600)	(174)	(87)
Other	—	—	—	—	—	(336)	(275)
Net adjustment to restaurant-level profit	(1,050)	(690)	(466)	(419)	(600)	(510)	(362)
As restated	$35,130	$33,625	$47,260	$58,311	$64,133	$13,553	$16,750

*  Share count used for EPS calculation is the post-split pre-IPO share count of 19.2 million shares. The EPS calculation in the periods presented above is not affected by the additional 6.4 million shares issued as part of our initial public offering (“IPO”), which was completed in May 2012.

(1) The “As Reported” numbers included above for the year ended January 3, 2011 and the twelve weeks ended March 28, 2011 are the amounts that were included within the final IPO prospectus and as previously revised (see Note 3 to our restated audited financial statements). In the previous revision, income from operations was increased by $208 thousand and $102 thousand and net income was increased by $284 thousand and $120 thousand for fiscal year 2010 and the first quarter of 2011, respectively.

Outlook

We believe that a significant portion of the casual dining industry, particularly the traditional bar & grill segment, has become undifferentiated and the competitive landscape presents a significant growth opportunity for distinctive casual dining restaurants. Similar to the way the bar & grill segment emerged as an alternative to traditional family dining restaurants in the 1990’s, we believe that distinctive casual dining restaurants like ours are now positioned to capture market share from conventional bar & grill restaurants. We intend to continue to position our restaurants to capitalize on that trend by constantly refining our brands, elevating food and service, and offering an aspirational experience to our guests. We expect that the casual dining segment will follow broader macroeconomic trends. However, over the past three fiscal years, we have substantially outperformed the rest of the casual dining segment in same store sales performance. We expect the factors above will continue to position our restaurant businesses favorably against our casual dining competitors.

During fiscal year 2011, we opened seven new Joe’s Crab Shack restaurants and four new Brick House Tavern+Tap restaurants. We have opened three additional Joe’s Crab Shack restaurants during the twelve weeks ended March 26, 2012. In addition, we have closed one Joe’s Crab Shack restaurant and are in the process of converting one Brick House restaurant to a Joe’s Crab Shack restaurant.

The financial results provided herein reflect the fact that, through the date of our IPO, we had been a private company and as such did not incur costs typically found in publicly traded companies. We expect that those costs will increase our general and administrative expenses annually, similarly to other companies who complete an initial public offering.

In addition, we recognized certain non-recurring costs as a result of our IPO, of which approximately $1.9 million consisted of a pro rata portion of our sponsor management fees up to the date of the IPO, the termination of the management agreement, and bonuses and other professional fees associated with the IPO, will be reflected in our general and administrative expenses for the twelve weeks ended June 18, 2012. Including an additional $0.4 million of non-recurring costs previously accrued, we used $2.3 million of cash during the twelve weeks ended June 18, 2012 to pay for these costs and other non-offering expenses, which are in addition to the estimated underwriting discounts, commissions, and offering expenses reflected in our pro forma cash and cash equivalents as of March 26, 2012 under “Capitalization.”

Key Performance Indicators

In assessing the performance of our business, we consider a variety of performance and financial measures. The key measures for determining how our business is performing are comparable restaurant sales growth, average weekly sales, restaurant operating weeks, average check, average unit volume and number of restaurant openings.

Comparable Restaurant Sales Growth

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 104 weeks, or approximately 24 months. As of the fiscal years ended January 3, 2011 and January 2, 2012 and the twelve weeks ended March 26, 2012, there were 111, 114 and 118 restaurants, respectively, in our comparable restaurant base. Comparable restaurant sales growth can be generated by an increase in guest counts and/or by increases in the average check amount resulting from a shift in menu mix and/or increase in price. This measure highlights performance of existing restaurants as the impact of new restaurant openings is excluded.

As a result of the 53-week fiscal year 2010, our fiscal year 2011 began one week later than our 2010 fiscal year. Due to the seasonality and holiday sensitivity of our sales, this one week lag can have a significant impact on comparable restaurant sales. Consistent with common industry practice, we present comparable restaurant sales on a calendar-adjusted basis that aligns current year sales weeks with comparable periods in the prior year, regardless of whether they belong to the same fiscal period or not. In order to provide useful information to investors, we have provided the change in comparable restaurant sales on both a calendar-adjusted basis and a fiscal period basis. Comparable restaurant sales for fiscal year ended January 2, 2012 presented on a calendar-adjusted basis compares the results for the period from January 4, 2011 through January 2, 2012 (weeks 1 through 52 of fiscal year 2011) to the results for the period from January 5, 2010 through January 3, 2011 (weeks 2 through 53 of fiscal year 2010). We believe that comparable restaurant sales calculated on a calendar-adjusted basis is more indicative of the health of our business. However, we also recognize that comparable restaurant sales calculated on a fiscal period basis is a useful measure when analyzing year-over-year changes in our consolidated financial statements. Unless noted otherwise, all references to comparable restaurant sales for the fiscal year ended January 2, 2012 refer to comparable restaurant sales calculated on a calendar-adjusted basis.

Average Weekly Sales

Average weekly sales is a key measure of individual restaurant economic performance of new and existing restaurants. Average weekly sales reflects total sales of all restaurants divided by restaurant operating weeks, which is the aggregate number of weeks that restaurants are in operation over a specified period of time. This measure is subject to seasonality for periods less than one year.

Restaurant Operating Weeks

Restaurant operating weeks is the aggregate number of weeks that our restaurants are in operation over a specific period of time.

Average Check

Average check is calculated for Joe’s Crab Shack by dividing net sales by guest counts for a given time period. Management uses this indicator to analyze the dollars spent in our Joe’s Crab Shack restaurants per guest. This measure aids management in identifying trends in guest preferences, as well as the effectiveness of menu price increases and other menu changes.

Guest counts represent the estimated number of guests served in our Joe’s Crab Shack restaurants. The count is estimated based on the number of entrées sold. Our estimates may vary from actual guest counts due to the variability in the level of sharing of certain entrée items on our menu. Given the significant level of alcohol sales and appetizer sales at Brick House, guest count is more difficult to quantify and therefore, we do not calculate average check as a key performance indicator for that brand.

Average Unit Volume

Average unit volume represents the average sales for restaurants included in the comparable restaurant base for a given time period, typically annually. Average unit volume reflects total sales for restaurants in our comparable restaurant base divided by the number of restaurants in our comparable restaurant base. This measure is subject to seasonality for periods less than one year.

Number of Restaurant Openings

Number of restaurant openings reflects the number of restaurants opened or converted during a particular reporting period. Before we open new restaurants or convert existing restaurants, we incur pre-opening costs, which are defined below. Typically, new restaurants open with an initial start-up period of higher than normalized sales volumes, which subsequently decrease to stabilized levels. While sales volumes are generally higher during the initial opening period, new restaurants typically experience normal inefficiencies in the form of higher cost of sales, labor and other direct operating expenses for several months and as a result, restaurant operating margins are generally lower during the start-up period of operation. The number and timing of restaurant openings has had, and is expected to continue to have, an impact on our results of operations.

Key Financial Definitions

Revenues

Revenues primarily consist of food and beverage sales, net of promotional allowances, discounts and employee meals. Revenues are influenced by new restaurant openings, comparable restaurant sales and total operating weeks.

Cost of Sales

Cost of sales consists primarily of food and beverage related costs. The components of cost of sales are variable in nature, change with sales volume, are influenced by menu mix and are subject to increases or decreases based on fluctuations in commodity costs.

Labor and Benefits

Labor and benefits include all restaurant-level management and hourly labor costs, including salaries, wages, benefits and performance incentives, payroll taxes and other indirect labor costs.

Occupancy Expenses

Occupancy expenses include fixed and variable portions of rent, common area maintenance and property taxes.

Other Operating Expenses

Other operating expenses include all other restaurant-level operating costs, the major components of which are operating supplies, utilities, repair and maintenance costs, marketing and advertising costs and credit card fees.

General and Administrative Expense

General and administrative expense is comprised of expenses associated with corporate and administrative functions that support the development and operations of restaurants, including multi-unit management and Restaurant Support Center staff compensation and benefits, travel expenses, Restaurant Support Center costs, stock compensation costs, legal and professional fees, costs related to abandoned new restaurant development sites and other related corporate costs.

Depreciation and Amortization

Depreciation and amortization includes the depreciation of fixed assets, capitalized leasehold improvements and amortization of intangibles.

Pre-Opening Costs

Pre-opening costs consist of costs incurred prior to opening a new restaurant and are made up primarily of manager salaries, employee payroll and other costs related to training and preparing new restaurants for opening.

Restaurant Impairments and Closures

We review long-lived assets, such as property and equipment and intangibles, for impairment when events or circumstances indicate the carrying value of the assets may not be recoverable and record an impairment charge when appropriate. Expenses incurred following the closure of restaurants are also included.

Loss on Disposal of Property and Equipment

Loss on disposal of property and equipment represents the net book value of property and equipment less proceeds received, if applicable, on assets abandoned or sold. These losses are related to normal disposals in the ordinary course of business, along with disposals related to restaurant closures and selected restaurant remodeling activities.

Interest Expense, Net

Interest expense, net consists primarily of interest expense related to our debt and amortization of debt issuance costs net of interest income.

Gain on Insurance Settlements

Gain on insurance settlements represents proceeds received from natural disaster insurance claims in excess of the net book value of assets lost and related costs.

Results of Operations

The following table presents the consolidated statement of operations for the past three fiscal years and the twelve weeks ended March 28, 2011 and March 26, 2012 expressed as a percentage of revenues.

				Twelve Weeks Ended
				March	March
	Fiscal Year*			28,	26,
	2009	2010	2011	2011	2012
	(As restated)	(As restated)	(As restated)	(As restated)	(As restated)
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Restaurant operating costs
Cost of sales	29.2	29.6	31.5	31.5	31.8
Labor and benefits	28.6	27.9	27.6	28.1	27.1
Occupancy expenses	8.3	7.9	7.6	7.5	7.3
Other operating expenses	19.0	18.3	17.8	17.7	18.0
General and administrative	6.1	5.9	5.8	6.4	6.0
Depreciation and amortization	4.0	3.8	4.0	3.8	3.8
Pre-opening costs	0.5	1.3	1.2	1.1	1.5
Restaurant impairments and closures	0.0	0.3	0.1	0.0	0.0
Loss on disposal of property and equipment	0.4	0.9	0.3	0.2	0.1
Total costs and expenses	96.0%	95.9%	95.8%	96.3%	95.6%
Income from operations	4.0	4.1	4.2	3.7	4.4
Interest expense, net	(1.3)	(1.1)	(2.3)	(2.9)	(1.9)
Gain on insurance settlements	0.4	0.2	0.3	0.0	0.0
Income before income taxes	3.1%	3.2%	2.2%	0.8%	2.4%
Income tax expense (benefit)	0.2	0.4	(0.8)	0.1	0.6
Net income	2.9%	2.8%	3.0%	0.6%	1.8%

*                                         The percentages reflected have been subject to rounding adjustments. Accordingly, figures expressed as percentages when aggregated may not be the arithmetic aggregation of the percentages that precede them.

The following table sets forth additional operating information that we use in assessing our performance as of the periods indicated:

				Twelve Weeks Ended
	Fiscal Year			March 28,	March 26,
	2009	2010	2011	2011	2012
Selected Other Data (1)(2):
Number of restaurants open (end of period):
Joe’s Crab Shack	114	113	119	113	122
Brick House Tavern+Tap	5	13	16	16	16
Total restaurants	119	126	135	129	138
Average weekly sales (in thousands)	$51	$54	$59	$57	$63
Restaurant operating weeks	6,060	6,499	6,871	1,534	1,638
Comparable Restaurant Data (1)(2):
Comparable restaurant base (end of period)	112	111	114	111	118
Average unit volume (in thousands)	$2,599	$2,810	$2,970	$673	$714
Change in comparable restaurant sales	9.5%	4.9%	6.9%	9.4%	5.3%
Average check (Joe’s only)	$20.80	$22.00	$23.07	$23.10	$23.79

(1)                                  Includes both restaurant brands, unless otherwise noted.

(2)                                  See the definitions of key performance indicators beginning on page 6.

Twelve Weeks Ended March 26, 2012 Compared to Twelve Weeks Ended March 28, 2011

Financial Performance Overview

The following are highlights of our performance for the twelve weeks ended March 26, 2012 compared to the twelve weeks ended March 28, 2011:

•                  revenues increased 18.3% to $103.4 million;

•                  comparable restaurant sales increased 5.3%;

•                  three new restaurants were opened during the twelve weeks ended March 26, 2012, bringing our total number of restaurants to 138 as of March 26, 2012, compared to three new restaurants opened during the twelve weeks ended March 28, 2011, bringing our total number of restaurants to 129 as of March 28, 2011;

•                  income from operations increased 40.9% to $4.5 million; and

•                  net income increased 246.5% to $1.9 million.

The following table sets forth information comparing the components of net income for the twelve weeks ended March 28, 2011 and March 26, 2012.

	Twelve Weeks Ended
	March 28, 2011	March 26, 2012	Increase (Decrease)	Percent Change
	(dollars in thousands)
	(As restated)	(As restated)
Revenues	$87,431	$103,430	$15,999	18.3%
Cost and expenses
Restaurant operating costs
Cost of sales	27,519	32,915	5,396	19.6
Labor and benefits	24,566	28,047	3,481	14.2
Occupancy expenses	6,597	7,532	935	14.2
Other operating expenses	15,471	18,568	3,097	20.0
General and administrative	5,581	6,223	642	11.5
Depreciation and amortization	3,323	3,949	626	18.8
Pre-opening costs	985	1,528	543	55.1
Restaurant impairments and closures	28	49	21	75.0
Loss (gain) on disposal of property and equipment	145	89	(56)	(38.6)
Total costs and expenses	84,215	98,900	14,085	17.4%
Income from operations	3,216	4,530	1,314	40.9
Interest expense, net	(2,558)	(1,997)	561	(21.9)
Income before income taxes	658	2,533	1,875	285.0%
Income tax expense	114	648	534	468.4
Net income	$544	$1,885	$1,341	246.5%
Other data:
Restaurant operating weeks	1,534	1,638	104	6.8%
Number of restaurants open (end of period)	129	138	9	7.0%

Revenues

Revenues were $103.4 million during the twelve weeks ended March 26, 2012, an increase of $16.0 million, or 18.3%, compared to revenues of $87.4 million during the twelve weeks ended March 28, 2011. Comparable restaurant sales contributed $4.1 million, or 4.7%, of the total revenue increase, while non-comparable restaurants contributed $11.9, or 13.6%, of the total revenue increase. Comparable restaurant sales increased 5.3% as a result of 2.2% in pricing and 3.1% in guest count and mix impacts.

Cost of Sales

Cost of sales increased by $5.4 million, or 19.6%, from $27.5 million during the twelve weeks ended March 28, 2011 to $32.9 million during the twelve weeks ended March 26, 2012 primarily due to increase in revenues. As a percentage of revenues, cost of sales increased to 31.8% from 31.5%. The increase in cost of sales as a percentage of revenues was primarily driven by a higher cost of crab along with menu mix changes which were partially offset by pricing. While the menu mix shift contributed to a higher cost of sales as a percentage of revenues, the shift yielded higher gross profit dollars.

Labor and Benefits

Cost of labor and benefits increased by $3.4 million, or 14.2%, from $24.6 million during the twelve weeks ended March 28, 2011 to $28.0 million during the twelve weeks ended March 26, 2012 primarily due to new restaurants. As a percentage of revenues, labor and benefits decreased from 28.1% to 27.1% primarily due to leverage relative to comparable restaurant sales growth.

Occupancy Expenses

Occupancy expenses increased by $0.9 million, or 14.2%, from $6.6 million during the twelve weeks ended March 28, 2011 to $7.5 million during the twelve weeks ended March 26, 2012 primarily due to new restaurant openings and increase in contingent rent. As a percentage of revenues, occupancy expenses decreased from 7.5% to 7.3% due to improved leverage.

Other Operating Expenses

Other operating expenses increased by $3.1 million, or 20.0%, from $15.5 million during the twelve weeks ended March 28, 2011 to $18.6 million during the twelve weeks ended March 26, 2012 mainly due to new restaurant openings. As a percentage of revenues, other operating expenses increased from 17.7% to 18.0% mainly due to increases in marketing and advertising costs in line with the timing and ramp up of marketing campaigns, and workers compensation costs, partially offset by a decrease in credit card fees caused by recent changes in legislation, and sales leverage.

General and Administrative

General and administrative expenses increased by $0.6 million, or 11.5%, from $5.6 million during the twelve weeks ended March 28, 2011 to $6.2 million during the twelve weeks ended March 26, 2012. As a percentage of revenues, general and administrative expenses decreased from 6.4% to 6.0% due to a combination of sales leverage and reduced abandoned restaurant development costs partially offset by higher legal expenses and increased professional and consulting fees in support of our initial public offering.

Depreciation and Amortization

Depreciation and amortization expense increased by $0.6 million, or 18.8%, to $3.9 million for the twelve weeks ended March 26, 2012 from $3.3 million for the twelve weeks ended March 28, 2011 primarily due to a higher depreciable base from newly opened restaurants. As a percentage of revenue, depreciation and amortization was flat from last year at 3.8%.

Pre-Opening Costs

Pre-opening costs increased by $0.5 million, or 55.1%, to $1.5 million for the twelve weeks ended March 26, 2012 from $1.0 million for the twelve weeks ended March 28, 2011 mainly due to more restaurants in the pipeline that are scheduled to open in the immediately succeeding quarter that had already incurred expenses in the current quarter. Both twelve weeks ended March 28, 2011 and March 26, 2012 had three new restaurant openings.

Interest Expense, Net

Interest expense, net decreased by $0.6 million, or 21.9%, primarily due to the prior year write-off of debt issuance costs related to the refinancing of our debt prior to the end of March 2011 and $0.4 million of expense related to the termination of our interest rate swap. This decrease was partially offset by a $1.2 million increase in interest due to a higher average outstanding debt balance.

Income Tax Expense

Income tax expense increased by $0.5 million from $0.1 million during the twelve weeks ended March 28, 2011 to $0.6 million during the twelve weeks ended March 26, 2012. The effective income tax rate increased from 17.3% to 25.6% primarily due to changes in the valuation allowance in the first quarter of fiscal year 2011 which was partially offset by an increase in federal tax credits related to FICA and Medicare tax paid on tips in the first quarter of fiscal year 2012. We are no longer in a valuation allowance position in the first quarter of fiscal year 2012 whereas in the first quarter of 2011, we released $0.1 million of the valuation allowance to reduce income tax expense.

Net Income

As a result of the foregoing, net income increased by $1.4 million, or 246.5%, to $1.9 million for the twelve weeks ended March 26, 2012 from $0.5 million for the twelve weeks ended March 28, 2011.

Fiscal Year 2011 (52 Weeks) Compared to Fiscal Year 2010 (53 Weeks)

Financial Performance Overview

The following are highlights of our performance for fiscal year 2011 compared to fiscal year 2010:

•                  revenues increased 15.3% to $405.2 million;

•                  comparable restaurant sales increased 6.9% (7.2% increase on a fiscal period basis);

•                  new restaurants, net of closures, increased by nine during fiscal year 2011, bringing our total number of restaurants to 135 compared to 126 restaurants for fiscal year 2010;

•                  as a percentage of revenues, cost of sales increased to 31.5% from 29.6%, primarily due to the higher cost of crab and other commodities. While menu mix shift contributed to the higher percentage, the shift yielded higher gross profit dollars;

•                  income from operations increased 17.1% to $16.9 million;

•                  interest expense, net increased $5.4 million, primarily due to the write-off of debt issuance costs, the early termination of an interest rate swap agreement when we refinanced our debt, and the higher average balance of total debt outstanding during fiscal year 2011; and

•                  net income increased 24.3%, to $12.1 million.

The following table sets forth information comparing the components of net income for fiscal year 2010 and fiscal year 2011.

	Fiscal Year		Increase	Percent
	2010	2011	(Decrease)	Change
	(dollars in thousands)
	(As restated)	(As restated)
Revenues	$351,327	$405,243	$53,916	15.3%
Restaurant operating costs
Cost of sales	103,981	127,607	23,626	22.7
Labor and benefits	98,162	111,721	13,559	13.8
Occupancy expenses	27,715	30,708	2,993	10.8
Other operating expenses	64,382	72,296	7,914	12.3
General and administrative	20,719	23,556	2,837	13.7
Depreciation and amortization	13,190	16,011	2,821	21.4
Pre-opening costs	4,627	4,855	228	4.9
Restaurant impairments and closures	909	333	(576)	(63.4)
Loss on disposal of property and equipment	3,242	1,295	(1,947)	(60.1)
Total costs and expenses	336,927	388,382	51,455	15.3%
Income from operations	14,400	16,861	2,461	17.1
Interest expense, net	(3,831)	(9,215)	(5,384)	140.5
Gain on insurance settlements	589	1,126	537	91.2
Income before income taxes	11,158	8,772	(2,386)	(21.4)%
Income tax expense (benefit)	1,456	(3,291)	(4,747)	(326.0)
Net income	$9,702	$12,063	$2,361	24.3%
Other data:
Restaurant operating weeks	6,499	6,871	372	5.7%
Number of restaurants open (end of period)	126	135	9	7.1%

Revenues

Revenues were $405.2 million for fiscal year 2011, an increase of $53.9 million, or 15.3%, as compared to revenues of $351.3 million for fiscal year 2010. The revenue increase was driven by an increase in comparable restaurant sales and sales from non-comparable restaurants. Comparable restaurant sales and non-comparable restaurant sales contributed 4.9% and 10.4% of the total revenue increase, respectively. Comparable restaurant sales increased 6.9% for fiscal year 2011 compared to an increase of 4.9% for fiscal year 2010.

Cost of Sales

Cost of sales increased $23.6 million, or 22.7%, to $127.6 million for fiscal year 2011, as compared to $104.0 million for fiscal year 2010 due to the growth in revenues from new restaurants and existing restaurants. As a percentage of revenues, cost of sales increased to 31.5% for fiscal year 2011 from 29.6% for fiscal year 2010. The increase in cost of sales as a percentage of revenues was primarily driven by the higher cost of crab and certain other commodities along with menu mix changes, which were partially offset by pricing and operating efficiency improvements. While the menu mix shift contributed to a higher cost of sales as a percentage of revenues, the shift yielded higher gross profit dollars.

While we provide our guests a large variety of menu items, crab and shrimp generally account for 43% of our total food purchases. We have experienced increases in crab pricing and believe the cost will remain high through 2012 before moderating towards mean historical prices.

Labor and Benefits

Labor and benefits increased by $13.5 million, or 13.8%, to $111.7 million for fiscal year 2011 from $98.2 million for fiscal year 2010, primarily due to new restaurant openings and higher sales from the comparable restaurant base. As a percentage of revenues, labor and benefits decreased to 27.6% for fiscal year 2011 from 27.9% for fiscal year 2010. The improvement was primarily due to better leveraging of restaurant management personnel and efficiencies gained from implementing a new labor scheduling software system, partially offset by higher incentive payouts.

Occupancy Expenses

Occupancy expenses increased by $3.0 million, or 10.8%, to $30.7 million for fiscal year 2011 from $27.7 million for fiscal year 2010, primarily due to new restaurant openings. As a percentage of revenues, occupancy expenses decreased to 7.6% for fiscal year 2011 from 7.9% for fiscal year 2010 primarily due to improved leverage relative to comparable restaurant sales growth.

Other Operating Expenses

Other operating expenses increased by $7.9 million, or 12.3%, to $72.3 million for fiscal year 2011 from $64.4 million for fiscal year 2010 primarily due to new restaurant openings. As a percentage of revenues, other operating expenses decreased to 17.8% for fiscal year 2011 from 18.3% for fiscal year 2010, primarily due to improved leverage relative to comparable restaurant sales growth. As a percentage of revenue, restaurant supplies, repair and maintenance costs, utility costs, and marketing and advertising costs all decreased as a result of the improved leverage and were the main drivers of the decrease in operating costs relative to revenues. As a percentage of revenues, marketing and advertising costs were lower due to greater leverage with the growth in comparable restaurant sales and the increase in the number of Brick House restaurants, which have lower marketing and advertising expenditures.

General and Administrative

General and administrative expenses increased by $2.9 million, or 13.7%, to $23.6 million for fiscal year 2011 from $20.7 million for fiscal year 2010 primarily driven by higher personnel costs from increased Restaurant Support Center headcount to manage and support the increase in new restaurants, higher incentive expenses due to improved operating performance, and higher travel expenses due to restaurant development activity. As a percentage of revenues, general and administrative expenses decreased slightly to 5.8% for fiscal year 2011 from 5.9% for fiscal year 2010.

Depreciation and Amortization

Depreciation and amortization expense increased by $2.8 million, or 21.4%, to $16.0 million for fiscal year 2011 from $13.2 million for fiscal year 2010 primarily due to a higher depreciable base from new restaurants opened. As a percentage of revenues, depreciation and amortization increased to 4.0% for fiscal year 2011 from 3.8% for fiscal year 2010.

Pre-Opening Costs

Pre-opening costs increased by $0.3 million, or 4.9%, to $4.9 million for fiscal year 2011 from $4.6 million for fiscal year 2010. The increase was due to the timing of restaurant openings during 2011 and 2010. Eleven restaurants were opened during 2011 (including one conversion), and eleven restaurants were opened during 2010 (including one rebuild of an existing restaurant).

Restaurant Impairments and Closures

There were no impairments in fiscal year 2011. Year-over-year impairment expense for fiscal year 2011 decreased by $0.3 million. Fiscal year 2011 restaurant closure expense of $0.3 million is a $0.3 million reduction on a year-over-year basis.

Loss on Disposal of Property and Equipment

Loss on disposal of property and equipment decreased by $1.9 million to $1.3 million for fiscal year 2011 from $3.2 million for fiscal year 2010. The loss in fiscal year 2011 was primarily due to a $0.6 million writeoff of property and equipment for a Brick House location to be converted to a Joe’s in 2012, a closure of one Joe’s Crab Shack restaurant, writeoffs for abandoned remodel projects and $0.5 million in replacement of restaurant equipment and facilities improvement. The loss in fiscal year 2010 was primarily due to the writeoff of property and equipment for two Joe’s Crab Shack restaurant locations; one was razed and rebuilt due to the condition of the facility, while the other underwent construction to re-brand it as a Brick House restaurant and the replacement of restaurant equipment and facilities improvements.

Interest Expense, Net

Interest expense, net increased by $5.4 million to $9.2 million for fiscal year 2011 from $3.8 million for fiscal year 2010 primarily due to the write-off of debt issuance costs related to the refinancing of our debt prior to the end of March 2011, the cost to terminate an interest rate swap agreement associated with that debt and the higher average outstanding debt balance.

Gain on Insurance Settlements

Gain on insurance settlements increased by $0.5 million due to an insurance claim for one restaurant that was severely flooded and rebuilt in 2010 and an additional $1.1 million gain recognized in fiscal year 2011 related to a restaurant damaged by hurricane in late 2008.

Income Tax Expense

Income tax expense decreased by $4.8 million from $1.5 million income tax expense in fiscal year 2010 to $3.3 million income tax benefit in fiscal year 2011. The decrease is primarily due to the release of a $4.7 million deferred tax asset valuation allowance caused by our current and expected future taxable position. Our assessment of the valuation allowance indicated that it is more likely than not that our deferred tax assets, which are primarily established for FICA credit carryforwards, would be realized, hence, the reversal of the valuation allowance and the consequent reduction in income tax expense.

Net Income

As a result of the foregoing, net income increased $2.4 million, or 24.3%, in fiscal year 2011 compared to fiscal year 2010.

Fiscal Year 2010 (53 Weeks) Compared to Fiscal Year 2009 (52 Weeks)

Financial Performance Overview

The following are highlights of our performance for fiscal year 2010 compared to fiscal year 2009:

•                  revenues increased 14.1% to $351.3 million;

•                  comparable restaurant sales increased 4.9%;

•                  new restaurants, net of closures, increased by seven;

•                  as a percentage of revenues, labor decreased to 27.9% from 28.6%, primarily due to the efficiencies gained in hourly labor from implementing a new labor scheduling software system and better leveraging of restaurant management through increases in comparable restaurant sales;

•                  income from operations increased 17.8% to $14.4 million; and

•                  net income increased 7.3%, to $9.7 million.

The following table sets forth information comparing the components of net income for fiscal year 2009 and fiscal year 2010.

	Fiscal Year		Increase	Percent
	2009	2010	(Decrease)	Change
	(dollars in thousands)
	(As restated)	(As restated)
Revenues	$307,801	$351,327	$43,526	14.1%
Restaurant operating costs
Cost of sales	89,845	103,981	14,136	15.7
Labor and benefits	87,920	98,162	10,242	11.6
Occupancy expenses	25,425	27,715	2,290	9.0
Other operating expenses	58,606	64,382	5,776	9.9
General and administrative	18,783	20,719	1,936	10.3
Depreciation and amortization	12,268	13,190	922	7.5
Pre-opening costs	1,474	4,627	3,153	213.9
Restaurant impairments and closures	15	909	894	5,960.0
Loss on disposal of property and equipment	1,244	3,242	1,998	160.6
Total costs and expenses	295,580	336,927	41,347	14.0%
Income from operations	12,221	14,400	2,179	17.8
Interest expense, net	(3,867)	(3,831)	36	(0.9)
Gain on insurance settlements	1,192	589	(603)	(50.6)
Income before income taxes	9,546	11,158	1,612	16.9%
Income tax expense	507	1,456	949	187.2
Net income	$9,039	$9,702	663	7.3%
Other data:
Restaurant operating weeks	6,060	6,499	439	7.2%
Number of restaurants open (end of period)	119	126	7	5.9%

Revenues

Revenues were $351.3 million for fiscal year 2010, an increase of $43.5 million, or 14.1%, as compared to revenues of $307.8 million for fiscal year 2009. The revenue increase was driven by sales from non-comparable restaurants and comparable restaurant sales and one additional operating week in fiscal year 2010, contributing 7.7%, 4.6% and 1.9% of the total revenue increase, respectively. Year-over-year comparable restaurant sales increased 4.9% for fiscal year 2010.

Cost of Sales

Cost of sales increased $14.2 million, or 15.7%, to $104.0 million for fiscal year 2010, as compared to $89.8 million for fiscal year 2009, primarily due to the growth in revenues from new restaurants and existing restaurants. As a percentage of revenues, cost of sales increased to 29.6% for fiscal year 2010 from 29.2% for fiscal year 2009. The increase in cost of sales as a percentage of revenues was primarily driven by the impact from menu mix changes, which were partially offset by pricing and operating efficiency improvements. While the menu mix shift contributed to a higher cost of sales as a percentage of revenues, the shift also yielded higher gross profit dollars.

Labor and Benefits

Labor and benefits increased by $10.3 million, or 11.6%, to $98.2 million for fiscal year 2010 from $87.9 million for fiscal year 2009, primarily due to new restaurant openings and higher sales from the comparable restaurant base. As a percentage of revenues, labor and benefits decreased to 27.9% for fiscal year 2010 from 28.6% for fiscal year 2009. The improvement was primarily due to efficiencies gained in hourly labor from implementing a new labor scheduling software system and better leveraging of restaurant management personnel through increases in comparable restaurant sales.

Occupancy Expenses

Occupancy expenses increased by $2.3 million, or 9.0%, to $27.7 million for fiscal year 2010 from $25.4 million for fiscal year 2009, primarily due to new restaurant openings. As a percentage of revenues, occupancy expenses decreased to 7.9% for fiscal year 2010 from 8.3% for fiscal year 2009, primarily due to improved leverage relative to comparable restaurant sales growth.

Other Operating Expenses

Other operating expenses increased by $5.8 million, or 9.9%, to $64.4 million for fiscal year 2010 from $58.6 million for fiscal year 2009 primarily due to new restaurant openings. As a percentage of revenues, other operating expenses decreased to 18.3% for fiscal year 2010 from 19.0% for fiscal year 2009, primarily due to improved leverage relative to comparable restaurant sales growth. Lower marketing and advertising expenses as a percentage of revenues were the main drivers of the decrease in other operating costs relative to revenues. As a percentage of revenues, marketing and advertising costs are lower due to greater leverage with the growth in comparable restaurant sales and the increase in the number of Brick House restaurants, which have lower marketing and advertising expenditures.

General and Administrative

General and administrative expenses increased by $1.9 million, or 10.3%, to $20.7 million for fiscal year 2010 from $18.8 million for fiscal year 2009, primarily due to higher personnel costs from increased multi-unit manager and Restaurant Support Center headcount to manage and support the increase in new restaurants, higher travel expenses due to restaurant development activity, partially offset by lower legal expenses due to improved experience in resolving specific claims against the Company. As a percentage of revenues, general and administrative expenses decreased to 5.9% for fiscal year 2010 from 6.1% for fiscal year 2009, primarily due to improved leverage relative to the growth in revenues.

Depreciation and Amortization

Depreciation and amortization expense increased by $0.9 million, or 7.5%, to $13.2 million for fiscal year 2010 from $12.3 million for fiscal year 2009, primarily due to a higher depreciable base from new restaurants opened. As a percentage of revenues, depreciation and amortization declined to 3.8% for fiscal year 2010 from 4.0% for fiscal year 2009.

Pre-Opening Costs

Pre-opening costs increased by $3.1 million, or 213.9%, to $4.6 million for fiscal year 2010 from $1.5 million for fiscal year 2009. The increase was due to the number of restaurant openings. Eleven restaurants were opened in fiscal year 2010 (including one that reopened after being rebuilt) compared to five restaurants opened in fiscal year 2009, one of which was a conversion.

Restaurant Impairments and Closures

We performed a long-lived asset impairment analysis during fiscal year 2010 and determined that two restaurants had carrying amounts in excess of their fair value. Impairment charges of $0.3 million were recorded as a result. No impairment charges were recorded in fiscal year 2009. Three restaurants were also closed in fiscal year 2010 accounting for the additional $0.6 million in expense.

Loss on Disposal of Property and Equipment

Loss on disposal of property and equipment increased by $2.0 million to $3.2 million for fiscal year 2010 from $1.2 million for fiscal year 2009. The loss in fiscal year 2010 was primarily due to the writeoff of $2.4 million in property and equipment for two Joe’s Crab Shack restaurant locations; one was razed and rebuilt due to the condition of the facility while the other underwent construction to re-brand it as a Brick House restaurant and $0.4 million in replacement of restaurant equipment and facilities improvements. The loss in fiscal year 2009 was due to the closure of two restaurants and replacement of restaurant equipment and facilities improvements.

Interest Expense, Net

Interest expense, net decreased slightly to $3.8 million for fiscal year 2010, primarily due to capitalization of interest cost offset by an extra week of interest on our outstanding debt from our bank credit facility.

Gain on Insurance Settlements

The gain on insurance settlements of $0.6 million for fiscal year 2010 related to the settlement of an insurance claim for one restaurant severely flooded and rebuilt in fiscal year 2010. The gain on insurance settlements of $1.2 million in fiscal year 2009 related to an insurance claim for hurricane damage to several Texas restaurants incurred late in fiscal year 2008.

Income Tax Expense

Income tax expense increased by $1.0 million to $1.5 million for fiscal year 2010 from $0.5 million for fiscal year 2009. The effective tax rates were 13.0% and 5.3% for fiscal year 2010 and fiscal year 2009, respectively. The tax rate for fiscal year 2010 was impacted primarily by FICA & Medicare tax paid on tips allowable as a federal tax credit and a $1.2 million partial release of the valuation allowance. The impact of these items is less profound in 2010 and results in a higher effective tax rate due to the increase in pretax income. The tax rate for fiscal year 2009 was also predominantly impacted by federal tax credits and a $1.6 million partial release of the valuation allowance.

Net deferred tax assets consist primarily of temporary differences and net operating loss and credit carry-forwards. The valuation allowance was established primarily on FICA credit carry-forwards that begin to expire in 2027, as we believed that it was more likely than not that these deferred tax assets would not be realized. We will analyze the need for this reserve periodically. The tax benefits relating to any reversal of the valuation allowance will be recognized as a reduction of income tax expense.

Net Income

As a result of the foregoing, net income increased 7.3%, or $0.7 million, to $9.7 million for fiscal year 2010 from $9.0 million for fiscal year 2009.

Quarterly Results and Seasonality

The following table sets forth certain unaudited financial and operating data in each fiscal quarter during fiscal years 2009, 2010 and 2011 and the first twelve weeks of fiscal 2012. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown. This information should be read in conjunction with the audited consolidated and unaudited condensed consolidated financial statements and related notes thereto. There is a seasonal component to Joe’s Crab Shack’s business which typically peaks in the summer months (June, July and August) and slows in the winter months (November, December, January). Because of the seasonality of our business, results for any fiscal quarter are not necessarily indicative of the results that may be achieved for future fiscal quarters or for the full fiscal year. All quarterly periods presented below include 12 weeks, except for the fourth quarter of fiscal years 2009 and 2011, which included 16 weeks and the fourth quarter of fiscal year 2010, which included 17 weeks.

	Fiscal Year 2009				Fiscal Year 2010				Fiscal Year 2011				Fiscal Year 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter
Number of restaurants open at end of period	116	115	117	119	122	123	123	126	129	133	135	135	138
Total revenues (in millions)	$65.8	$78.5	$90.3	$73.2	$71.9	$88.5	$102.6	$88.3	$87.4	$103.2	$113.2	$101.4	$103.4
Change in total comparable restaurant sales	8.4%	13.3%	11.1%	4.3%	5.1%	3.4%	4.9%	6.5%	9.4%	6.0%	5.5%	7.3%	5.3%
Average weekly sales (in thousands)	$47	$57	$65	$39	$50	$60	$69	$42	$57	$66	$70	$47	$63
Average unit volumes (in thousands)	$555	$674	$775	$589	$585	$695	$822	$682	$673	$774	$831	$700	$714

Liquidity and Capital Resources

General

Our primary sources of liquidity and capital resources have been cash provided from operating activities, cash and cash equivalents, and the senior secured credit facility. Our primary requirements for liquidity and capital are new restaurant development, working capital and general corporate needs. Our operations have not required significant working capital and, like many restaurant companies, we have been able to operate, and will continue to operate with negative working capital. Our requirement for working capital is not significant since our restaurant guests pay for their food and beverage purchases in cash or payment cards (credit or debit) at the time of sale. Thus, we are able to sell many of our inventory items before we have to pay our suppliers for such items. Our restaurants do not require significant inventories or receivables.

We believe that these sources of liquidity and capital will be sufficient to finance our continued operations and expansion plans for at least the next twelve months.

The following table shows summary cash flows information for fiscal years 2009, 2010 and 2011, and the twelve weeks ended March 28, 2011 and March 26, 2012:

				Twelve Weeks Ended
	Fiscal Years			March 28,	March 26,
	2009	2010	2011	2011	2012
	(in thousands)
	(As restated)	(As restated)	(As restated)	(As restated)	(As restated)
Net cash provided by (used in):
Operating activities	$14,928	$37,679	$32,279	$9,709	$10,291
Investing activities	(14,720)	(29,928)	(39,379)	(8,109)	(5,523)
Financing activities	(342)	(155)	(1,747)	647	(757)
Net (decrease) increase in cash and cash equivalents	$(134)	$7,596	$(8,847)	$2,247	$4,011

Operating Activities

Net cash provided by operating activities increased from $9.7 million for the twelve weeks ended March 28, 2011 to $10.3 million for the twelve weeks ended March 26, 2012 primarily due to the increase in sales and restaurant-level profit partially offset by an increase in costs associated with our initial public offering.

Net cash provided by operating activities was $32.3 million for fiscal year 2011 compared to $37.7 million for fiscal year 2010. The decrease was primarily due to an increase in cash paid for interest in fiscal year 2011 related to increased borrowings under our new senior secured credit facility, settlement of the interest rate swap agreement, and an increase in cash paid for taxes due to our increased profitability and prior utilization of historic net operating losses.

Net cash provided by operating activities was $37.7 million in fiscal year 2010 compared to $14.9 million in fiscal year 2009. The increase in fiscal year 2010 was primarily the result of increased sales, partially offset by timing of vendor payments.

Investing Activities

Net cash used in investing activities decreased from $8.1 million for the twelve weeks ended March 28, 2011 to $5.5 million for the twelve weeks ended March 26, 2012. The decrease in the use of cash was primarily due to lower cash paid on capital expenditures and the receipt of insurance proceeds for restaurants damaged by hurricane in 2008.

Net cash used in investing activities was $14.7 million, $29.9 million, and $39.4 million in 2009, 2010, and 2011, respectively.  The net cash used was primarily attributable to capital expenditures for fiscal years 2009, 2010 and 2011 of $17.9 million, $32.4 million and $39.4 million, respectively. In each year, development of new locations accounted for most of the expenditures. Year-over-year variances in capital expenditures are due to the number and timing of new or updated locations under construction. We estimate that total capital expenditures for fiscal year 2012 will be approximately $37.0 to $42.0 million, with 11 new restaurant openings planned.

Financing Activities

Net cash used in financing activities was $0.8 million for the twelve weeks ended March 26, 2012 compared to net cash provided by financing activities of $0.6 million for the twelve weeks ended March 28, 2011. The difference was caused by the net proceeds from the refinancing of our senior credit facility, debt issuance costs paid, and the dividend paid to our parent company all during the twelve weeks ended March 28, 2011, offset by higher principal payments for the new senior credit facility.

Net cash used in financing activities was $0.3 million, $0.2 million, and $1.7 million during fiscal years 2009, 2010, and 2011, respectively. The increase in net cash used was primarily due to the net effect of refinancing our senior credit facility in March 2011 a dividend payment of $80.0 million, and a scheduled $2.3 million principal repayment. We made mandatory principal repayments on our previous senior secured term loan facility totaling $0.1 million for each of fiscal years 2009 and 2010. We had no outstanding balance on our revolving credit facility as of January 2, 2012.

Senior Secured Credit Facility

In November 2006, we entered into a $125.0 million credit agreement that consisted of a $100.0 million first-lien bank credit facility due November 2012 and a $25.0 million second-lien term loan due May 2013. The first-lien bank credit facility was comprised of a $90.0 million term loan and a $10.0 million revolving credit facility. The interest rate of the first-lien term loan was set at LIBOR plus 3.75% or the bank’s base rate plus 2.75%. The second-lien term loan bore interest at the lower of LIBOR plus 7.5% or the bank’s base rate plus 6.5%. The first-lien term loan required quarterly principal payments of $25,510 plus accrued interest through September 2012. The first-lien bank credit facility and the second-lien term loan were repaid in full and terminated as part of the refinancing in March 2011 discussed below.

In March 2011, we entered into a $145.0 million senior secured credit facility with General Electric Capital Corporation and a syndicate of financial institutions. The senior secured credit facility, as amended, consists of (a) a five-year $120.0 million term loan and (b) a five-year $25.0 million revolving credit facility, which includes a letter of credit sub-facility of up to $6.0 million and a swing line facility of up to $5.0 million. We used the proceeds from the term loan to repay in full $34.8 million under our prior credit facility, make an $80.0 million distribution to J.H. Whitney VI indirectly through JCS Holdings, LLC, our parent company, and terminate the interest rate swap contract on our prior credit facility. As of March 26, 2012, we had $117.0 million of outstanding borrowings under our senior secured credit facility and $1.8 million outstanding in letters of credit.

Our senior secured credit facility requires us to maintain a certain effective leverage ratio, as defined in the credit agreement, as of the last day of each fiscal quarter. For the fiscal quarter ending September 12, 2011, the effective leverage ratio may not be more than 5.50:1; for the fiscal quarter ending March 26, 2012, the effective leverage ratio may not be more than 5.40:1; for the fiscal quarter ending June 18, 2012, the effective leverage ratio may not be more than 5.25:1; for the fiscal quarters ending September 10, 2012, December 31, 2012, March 25, 2013 and June 17, 2013, the effective leverage ratio may not be more than 5.00:1; for the fiscal quarters ending September 9, 2013, December 30, 2013, March 24, 2014 and June 16, 2014, the effective leverage ratio may not be more than 4.75:1; and for the fiscal quarter ending September 8, 2014 and the last day of each fiscal quarter thereafter, the effective leverage ratio may not be more than 4.50:1.

Our senior secured credit facility also requires us to maintain a certain fixed charge coverage ratio as of the last day of each fiscal quarter. For the fiscal quarters ending September 9, 2011 through June 18, 2012, the fixed charge coverage ratio may not be less than 1.40:1; for the fiscal quarters ending September 10, 2012 through September 9, 2013, the fixed charge coverage ratio may not be less than 1.45:1; and for the fiscal quarter ending December 30, 2013 and thereafter, the fixed charge coverage ratio may not be less than 1.40:1.

Finally, our senior secured credit facility limits the amount of consolidated capital expenditures, excluding maintenance capital expenditures, we may incur in any fiscal year, provided that we may carry over into the next fiscal year, the lesser of (i) 75% of the unused amount of consolidated capital expenditures for any fiscal year and (ii) $10.0 million. For fiscal year ending December 31, 2012, the capital expenditure limit is $34.0 million; for fiscal year ending December 30, 2013, the capital expenditure limit is $33.0 million; for fiscal year ending December 29, 2014, the capital expenditure limit is $33.25 million; and for fiscal year ending December 28, 2015 and each fiscal year thereafter, the capital expenditure limit is $33.5 million.

We were in compliance with these covenants as of March 26, 2012. Failure to comply with these covenants in the future could cause an acceleration of outstanding amounts under the term loan and restrict us from borrowing under the revolving credit facility to fund our liquidity requirements. Our effective leverage ratio and fixed rate ratio are each calculated based on Adjusted EBITDA, as presented herein.

On April 23, 2012, we entered into an amendment to our senior secured credit agreement that became effective on the date we received proceeds from our IPO. As required by the amendment, we used $42.5 million of our net proceeds to prepay a portion of our Term Loan. The prepayment was applied to the next six regularly scheduled quarterly term loan principal payments and reduced the remaining principal payments on a pro rata basis. The amendment included other revisions to the credit agreement, the most significant of which were modifications to our financial covenants that increased the amount that we can spend annually on growth related capital expenditures, lowered the principal component of the fixed charge ratio calculation proportionally to the pay down, and reduced our effective leverage ratio by 25 basis points for substantially all remaining quarterly periods. The amendment also eliminates the annual mandatory prepayment requirement related to excess cash flow.

In relation to the restatement of our financial statements, on August 1, 2012, we received waivers through October 19, 2012 from our lenders whereby our lenders agreed to waive the rights and remedies under our credit agreement arising from the delay in filing our quarterly report on Form 10-Q for the quarter ended June 18, 2012. Most recently, on October 19, 2012 we received an extension to the original waiver that effectively extended the prior waivers through November 15, 2012 and that also waived the rights and remedies of our lenders under the credit agreement arising from any delay in filing our Form 10-Q for the quarter ended September 10, 2012.

New Senior Secured Credit Facility

On October 29, 2012, we entered into a new $100 million five-year senior secured revolving credit facility (the “New Revolving Credit Facility”), which includes a letter of credit sub-facility of up to $10.0 million and a swing line sub-facility of up to $15 million, with a syndicate of commercial banks and other financial institutions.  We used borrowings under the facility along with cash on hand to repay our Term Loan and expect to use the facility for working capital and other general corporate purposes.

The initial interest rate for borrowings under the facility will be equal to, at our option, either (a) LIBOR plus a margin of 2.00%, or (b) the Base Rate (as defined in the agreement) plus a margin of 1.00%.  Thereafter, the applicable margins are subject to adjustment based on our leverage ratio as determined on a quarterly basis.  In addition, we are required to pay a commitment fee on the unused portion of the New Revolving Credit Facility.  The commitment fee rate is initially 0.30% per annum, and is also subject to adjustment thereafter on a quarterly basis based on our leverage ratio.

The New Revolving Credit Facility contains financial covenants including a leverage ratio and a minimum fixed charge coverage ratio, as described in the agreement. The facility also contains other covenants which, among other things limit our ability to incur additional indebtedness, create liens on our assets, make certain investments, guarantees or loans, merge, consolidate or otherwise dispose of assets other than in the ordinary course of business, make acquisitions, and pay dividends or make other restricted payments.  The facility is guaranteed by each of our subsidiaries and secured by substantially all of our present and future assets and a lien on the capital stock or other equity interests of our direct and indirect subsidiaries.

Off-Balance Sheet Arrangements

Except for restaurant operating leases, we have no material off-balance sheet arrangements.

Contractual Obligations

The following table sets forth our contractual obligations and commercial commitments as of January 2, 2012:

	Payments Due by Period in Years
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Senior credit facility(a)	$117,750	$3,000	$13,500	$101,250	$—
Operating leases	261,961	22,761	44,170	42,131	152,899
Interest payments(a)	28,219	7,269	13,644	7,306	—
Capital leases	7	7	—	—	—
Uncertain tax positions(b)	—	—	—	—	—
Total	$407,937	$33,037	$71,314	$150,687	$152,899

(a)                                 We refinanced our senior secured credit facility in March 2011 (see discussion above). As of January 2, 2012, we have $117.8 million outstanding under the refinanced facility due March 24, 2016, which bears interest at 6.25%. As a result of this refinancing:

•                  scheduled principal payments in the new senior secured credit facility are scheduled to be $3.0 million in fiscal year 2012, $5.25 million in fiscal year 2013, $8.25 million in fiscal year 2014, $11.25 million in fiscal year 2015, and $90.0 million thereafter; and

•                  assuming no change in the interest rate in effect at January 2, 2012, the scheduled cash interest payments would be $7.3 million in fiscal year 2012, $7.1 million in fiscal year 2013, $6.7 million in fiscal year 2014, $6.1 million in fiscal year 2015 and $1.4 million thereafter.

On April 23, 2012, we entered into an amendment to our senior secured credit agreement that became effective on the date we received proceeds from our initial public offering (“IPO”). As required by the amendment, we used $42.5 million of our net proceeds to prepay a portion of our Term Loan.

(b)                             We have $0.9 million of uncertain tax positions, including interest and penalties, recorded in other long-term liabilities or as a reduction to net operating loss carryforwards. It is not reasonably possible to predict at this time when (or if) any of these assessments will be settled.

Indemnifications

We are parties to certain indemnifications to third parties in the ordinary course of business. The probability of incurring an actual liability under such indemnifications is sufficiently remote so that no liability has been recorded.

Segment Reporting

We own and operate the Joe’s Crab Shack and Brick House Tavern+Tap restaurant brands in the United States. All of our restaurants compete in the full-service casual dining industry, providing in-restaurant, full service, casual dining, food away from home to our guests. Our brands also possess similar production methods, distribution methods, and economic characteristics, resulting in similar long-term expected financial performance characteristics. We believe we meet the criteria for aggregating our restaurant operations into a single reporting segment.

Impact of Inflation

Our profitability is dependent, among other things, on our ability to anticipate and react to changes in the costs of key operating resources, including food and beverages, labor, energy and other services. Substantial increases in costs and expenses could impact our operating results to the extent such increases cannot be passed along to our guests. Apart from the commodity effects discussed above, in general, we have been able to substantially offset restaurant and operating cost increases resulting from inflation by altering our menu items, increasing menu prices, making productivity improvements or other adjustments. However, certain areas of costs, notably labor and utilities, can be significantly volatile or subject to significant changes due to changes in laws or regulations, such as the minimum wage laws. There can be no assurance that we will continue to generate increases in comparable restaurant sales in amounts sufficient to offset inflationary or other cost pressures.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS, which clarifies Topic 820 and provides guidance on changes to certain principles or requirements for measuring fair value. The amendment is effective during interim and annual periods beginning after December 15, 2011. We adopted ASU 2011-04 as of January 3, 2012, which did not have a significant impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholder’s equity and other reclassifications presented in the financial statements. The update is effective for fiscal years and interim periods beginning after December 15, 2011. Certain provisions of ASU 2011-05 have been amended by ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. We adopted ASU 2011-05 as of January 3, 2012 by including a separate statement of comprehensive income for the twelve weeks ended March 28, 2011 and March 26, 2012. We do not believe that adoption of ASU 2011-12 will have a significant impact on our consolidated financial statements.

New and Revised Financial Accounting Standards

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Critical accounting policies are those that management believes are both most important to the portrayal of our financial condition and operating results, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We base our estimates on historical experience, outside advice from parties believed to be experts in such matters, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. Our significant accounting policies can be found in Note 2 to our consolidated financial statements. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our consolidated financial statements.

Impairment of Long-Lived Assets and Disposal of Property and Equipment

We evaluate the recoverability of the carrying amount of long-lived assets, which include property and equipment and intangible assets with definite useful lives, whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Our review for impairment of these long-lived assets takes into account estimates of future undiscounted cash flows. Factors considered include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, and significant negative industry or economic trends. Our asset group for impairment testing is comprised of the assets and liabilities of each of our individual restaurants, since this is the lowest level of identifiable cash flows. An impairment loss is recognized if the future undiscounted cash flows associated with the assets are less than their carrying value. Impairment losses are measured as the amount by which the carrying values of the assets exceed their fair values. For assets held for sale or disposal, we measure fair value using quoted market prices or an estimation of net realizable value.

From time to time, we have decided to close or dispose of restaurants. Typically, such decisions are made based on operating performance or strategic considerations and must be made before the actual costs or proceeds of disposition are known, and management must make estimates of these outcomes. Such outcomes could include the sale of a leasehold, mitigating costs through a tenant or subtenant, or negotiating a buyout of a remaining lease term. In these instances, management evaluates possible outcomes, frequently using outside real estate and legal advice, and records provisions for the effect of such outcomes. The accuracy of such provisions can vary materially from original estimates, and management regularly monitors the adequacy of the provisions until final disposition occurs.

Leases

We currently lease all of our restaurant locations under leases classified as operating leases. Minimum base rent for our operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term. As such, an equal amount of rent expense is attributed to each period during the term of the lease regardless of when actual payments occur. Lease terms begin on the date we take possession under the lease and include cancelable option periods where failure to exercise such options would result in an economic penalty. The difference between rent expense and actual cash payments is classified as deferred rent in the consolidated balance sheets.

Some of our leases provide for contingent rent, which is determined as a percentage of sales in excess of specified minimum sales levels. We recognize contingent rent expense prior to the achievement of the specified sales target that triggers the contingent rent, provided achievement of the sales target is considered probable.

Insurance Reserves

We maintain large deductibles on workers’ compensation, general liability, property, and business interruption insurance coverage. These policies have been structured to limit our per-occurrence exposure. We record a liability for workers’ compensation and general liability for all unresolved claims based on actuarial information provided by our insurance brokers and insurers, combined with management judgments regarding economic conditions, including future medical and indemnity costs, the frequency and severity of claims and claim development history, case jurisdiction, applicable legislation and settlement practices. Changes in any of these factors in the future may produce materially different amounts of expense than otherwise would be reported under these insurance programs.

Income Taxes

We are subject to U.S. federal income tax and income taxes imposed in the state and local jurisdictions where we operate restaurants. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

We account for uncertain tax positions under Financial Accounting Standards Board (“FASB”) guidance, which prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by tax authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

Stock-Based Compensation

Certain key members of management and independent directors have been granted common units of JCS Holdings, LLC, our parent company, under unit grant agreements. Because our parent company’s membership interests have no active market, we estimated the fair value of each common unit granted on the date of grant based on a variety of considerations and assumptions, including but not limited to a third-party valuation. The valuation study used the market and income approaches with an appropriate discount factor for the common unit’s lack of marketability. Common units granted prior to 2009 did not have any value at their grant date and no common units were granted in 2010, 2011, or 2012.

We recognize compensation expense for employee and independent director services received in exchange for our parent company’s common units, which is equal to the fair value of the common units at grant date. We ratably expense the fair value of grants in general and administrative expenses in our consolidated statements of operations over the remaining service period of the awards.

Claims and Other Contingencies

We recognize legal claims and other loss contingencies when information becomes available indicating that a liability has been incurred and the loss amount can be reasonably estimated. Predicting the outcome of claims and litigation involves substantial uncertainties that could cause actual results to vary materially from estimates. We recognize legal expenses, including those related to loss contingencies, as incurred.

Generally, we do not recognize gain contingencies until all contingencies have been resolved, but we recognize gain contingencies that are recoveries of previously recognized contingent losses when realization of the recovery is deemed probable and reasonably estimable.

Quantitative and Qualitative Disclosures of Market Risks

Commodity Price Risk

Many of the food products we purchase are affected by commodity pricing that is subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are outside our control and are generally unpredictable. For fiscal year 2011, Snow Crab, Dungeness Crab, King Crab and shrimp accounted for approximately 43% of total food purchases. Crab is wild caught and sourced from government regulated and sustainable fisheries. We have experienced increases in crab costs, which we believe will remain high through 2012 before moderating towards mean historical prices. The impact of some of these increases was partially offset by certain fixed forward pricing contracts for hard shell crab. Other categories affected by the commodities markets, such as seafood, beef and fish, may each account for approximately 5% to 10% of our food purchases. While we have some of our food items prepared to our specifications, our food items are based on generally available products, and if any existing suppliers fail, or are unable to deliver in quantities we require, we believe that there are sufficient other quality suppliers in the marketplace that our sources of supply can be replaced as necessary. We also recognize, however, that commodity pricing is extremely volatile and can change unpredictably and over short periods. Our purchasing department negotiates prices and quantities for all of our ingredients through either cancellable contracts (with varying length terms), spot market purchases or commodity pricing formulas. Changes in commodity prices would generally affect us and our competitors similarly, depending on the terms and duration of supply contracts. We also enter into fixed price supply contracts for certain products in an effort to minimize volatility of supply and pricing. In many cases, or over the longer term, we believe we will be able to pass through some or all of the increased commodity costs by adjusting menu pricing. From time to time, competitive circumstances, or judgments about consumer acceptance of price increases, may limit menu price flexibility, and in those circumstances, increases in commodity prices can have an adverse effect on margins.

Interest Rate Risk

We are subject to interest rate risk in connection with borrowings under our senior secured credit facility, which bear interest at variable rates. As of March 26, 2012, we had $117.0 million outstanding under our senior secured credit facility. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, may be used for the purpose of managing fluctuating interest rate exposures that exist from our variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant. Our current LIBOR-based borrowings are subject to an interest rate floor of 150 basis points. Prevailing interest rates would have to increase by approximately 130 basis points over the interest rate at March 26, 2012, before our interest expense would change.